[HOLOGIC LETTERHEAD]

Exhibit 10.4

May 20, 2007

Robert A. Cascella

Chief Operating Officer

Hologic, Inc.

Dear Rob,

Reference is made to the transactions contemplated by that certain Agreement and Plan of Merger by and among Hologic, Inc. (the “Company”), Nor’easter Corp. and Cytyc Corporation (“Cytyc”) dated as of May 20, 2007 (the “Merger Agreement”). Reference is also made to that certain Amended and Restated Change of Control Agreement, dated October 30, 2006 (the “Change of Control Agreement”) between the Company and you.

The Company hereby acknowledges and agrees that the merger contemplated by the Merger Agreement (the “Merger”), pursuant to which the stockholders of Cytyc will receive over 50% of the outstanding shares of the Company would constitute a change of control under the Change of Control Agreement and certain other plans and/or agreements pursuant to which you were granted stock options and restricted stock units (“Equity Award Agreements”).

Concurrent with the execution of the Merger Agreement and subject to consummation of the Merger, you agreed to waive certain rights under your Change of Control Agreement and certain Equity Award Agreement pursuant to a letter dated May 20, 2007. In exchange for such waiver and in consideration of your continued employment by the Company and subject to the Merger, the Board of Directors of the Company has approved a new retention agreement whereby you will be eligible to receive a retention bonus (the “Retention Bonus”) of Two Million Dollars ($2,000,000.00) as described in the attached Term Sheet. In the event that the Merger Agreement is terminated prior to the Effective Time (as that term is defined in the Merger Agreement), this letter and the retention bonus shall become null and void ab initio and be of no further force and effect.

Except as expressly set forth herein, this letter does not affect the terms or in any way waive any other rights that you may have under the Retention and Severance Agreement dated May 3, 2006, Supplemental Executive Retirement Plan, Restricted Stock Unit Agreements, if applicable, Amended and Restated 1999 Equity Incentive Plan and options issued thereunder or any other agreements between you and the Company or the compensation and benefit plans of the Company in which you participate.

Very truly yours,

Hologic, Inc.

By:	/s/ John W. Cumming
Name:	John W. Cumming
Title:	Chief Executive Officer

Enclosure: Principal Terms of Proposed Retention Agreement

HOLOGIC, INC.

PRINCIPAL TERMS

PROPOSED RETENTION AGREEMENT

with

Robert A. Cascella

May 16, 2007

PRINCIPAL TERMS OF

PROPOSED RETENTION AGREEMENT

Existing Change of Control Agreement	Mr. Cascella shall waive and release his right to change of control payment and special bonus under his existing Amended and Restated Change of Control Agreement upon consummation of the Cytyc transaction. In the event Mr. Cascella is terminated without Cause or resigns for Good Reason within two years following the closing of the Cytyc transaction, then he is entitled to immediate payout of his change of control payment (3 x base salary and highest bonus) and special bonus (1 x base salary and highest bonus). The existing change of control agreement shall remain in place.

Existing Retention and Severance Agreement	The existing Retention and Severance Agreement, dated as of May 3, 2006, shall remain in place.

Term of Retention Agreement	Three year term providing Mr. Cascella with a Retention Bonus if he remains employed with the Company or its successor through the Retention Date.

Retention Date	The three year anniversary of the closing of the transaction, with no payment for termination prior to the Retention Date for any reason, except resignation for Good Reason or termination without Cause.

Retention Bonus	Mr. Cascella shall receive a Retention Bonus in an amount equal to approximately $2,000,000. The Retention Bonus will be paid 50% in cash and 50% in Restricted Stock Units, subject to normal tax withholding, payable upon the Retention Date.

Accelerated Retention Bonus for Without Cause Termination or Resignation for Good Reason.	If Company terminates Mr. Cascella without “Cause” or he resigns for “Good Reason,” then the Retention Bonus shall be paid immediately.

Cause

Cause is defined as:

(i) any acts or personal dishonesty taken by Mr. Cascella and intended to result in substantial personal enrichment of Mr. Cascella at the expense of the Company;

(ii) material violation of the Company’s code of conduct and other Company Codes of Conduct or policies and procedures that are applicable to Mr. Cascella; or

(iii) conviction of Mr. Cascella of felony involving moral turpitude.

The Company must provide Mr. Cascella with 30 days written notice of any determination of cause and provide Mr. Cascella for a period of 30 days following such notice with the opportunity to appear before the Board with or without legal representation to present arguments and evidence on his behalf. Further, Mr. Cascella may only be terminated for a cause if the Board determines, by a vote of at least 75% of the independent directors that his actions did, in fact, constitute for Cause.

Good Reason

Good reason means:

(i) material diminution in Mr. Cascella’s authority, duties or responsibilities;

(ii) ceases to report to Hologic CEO;

(iii) any person other than Jack Cumming serves as CEO of Hologic; and

(iv) material breach by the Company of the Retention Agreement.

The Executive must provide notice to the Company of the alleged occurrence of any of the above within thirty (30) days of occurrence and the Company has thirty (30) days to remedy the condition.

Change of Control Agreement	Retention payments provided hereunder shall be excluded from the calculation of change of control payment and special bonus payment provided for under the Amended and Restated Change of Control Agreement.